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                                                                    Exhibit 4.02

                                                             Grant No.:_________


                                    Exhibit A
                                       to
                    The Hutchison Avenue Software Corporation
                                Stock Option Plan



                                 Grant Agreement


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THE HUTCHISON AVENUE SOFTWARE CORPORATION STOCK OPTION PLAN GRANT AGREEMENT

The Hutchison Avenue Software Corporation (the "Company"), hereby grants nonqualified stock options ("Options") to the Participant named below, pursuant to the Company's Stock Option Plan (the "Plan"), to purchase shares of the Company's Common Stock ("Common Stock") as described below. The Options are subject to all of terms and conditions of the Plan, which is attached to this Agreement and is incorporated into this Agreement by reference. All capitalized terms in this Agreement that are not defined in the Agreement have the meanings given to them in the Plan. Notwithstanding the foregoing, for a period of forty-five days following the Date of Grant set forth below, the Options are subject to cancellation by the Company for any reason, and at any time, without compensation to the Participant. Such right of cancellation shall terminate effective immediately prior to the closing of a transaction described in Section
14.1 of the Plan or the occurrence of a Corporate Transaction as defined in
Section 14.2 of the Plan.

     Name of Participant:          (FirstName) (LastName)
     Address                       (AddressLine1)
                                   (City) (State) (ZipCode)
     Number of Options:            **(SharesGranted) **

     Exercise Price Per Option:    (OptionPrice)
     Date of Grant:
     First Vesting Date:           (Period1VestDate)
     Expiration Date:
     Vesting Schedule:             So long as Participant is employed by the Company or any of its Subsidiaries,
                                   25% of the Options will vest on the First Vesting Date; then 2.0833% of the
                                   Options will vest on each monthly anniversary of the First Vesting Date until
                                   100% vested. On Termination, the Options shall either cease to vest or, in the event Participant is totally disabled or dies as provided in Section 5.5 of the
                                   Plan, accelerate in full. In the event that Participant is Terminated without
                                   Cause, 50% of all of the Options granted which have not vested shall vest immediately as provided in Section 5.5(a) of the Plan and the remaining Options shall expire. Following Termination, Participant may exercise the Options only as provided in Section 5.5 of the Plan. Vesting may also be suspended in accordance with Company policies with respect to vesting during leaves of absences, as described in Section 5.3 of the Plan.

                                   To exercise Options, Participant must follow the procedures established by the
                                   Company, as described the Plan. Options may be exercised only to the extent they are vested. Payment of the Exercise Price for the Options may be made in cash
                                   (by check) and/or, if a public market exists for the Company's Common Stock, by means of a Same-Day-Sale Commitment or Margin Commitment from Participant and an NASD Dealer (as described in Section 9.1 of the Plan). Upon exercise of the Options, Participant understands that the Company may be required to withhold taxes.

This Agreement (including the Plan, which is incorporated by reference) constitutes the entire agreement between the Company and the Participant with respect to the Options, and supersedes all prior agreements or promises with respect to the Options. Except as provided in the Plan, this Agreement may be amended only by a written document signed by the Company and the Participant. Subject to the terms of the Plan, the Company may assign any of its rights and obligations under this Agreement to its Parent, and this Agreement shall be binding on, and inure to the benefit of, the successors and permitted assigns of the Company. Subject to the restrictions on transfer of the Options described in the Plan, this Agreement shall be binding on Participant's permitted successors and assigns (including heirs, executors, administrators and legal representatives). All notices required under this Agreement or the Plan must be mailed or hand-delivered to the Company or the Participant at their respective addresses set forth in this Agreement, or at such other address designated in writing by either of the parties to the other.

The Company has signed this Option Agreement effective as the Date of Grant.

                                       THE HUTCHISON AVENUE SOFTWARE CORPORATION
                                       1435 Bleury Street #700
                                       Montreal, Quebec
                                       H3A 2H7

                                       By:
                                          --------------------------------------


                            PARTICIPANT'S ACCEPTANCE

I accept this Agreement and agree to the terms and conditions in this Agreement and the Plan. I acknowledge that I have received a copy of the Plan, and I understand and agree that this Agreement is not meant to interpret, extend, or change the Plan in any way, nor to represent the full terms of the Plan. If there is any discrepancy, conflict or omission between this Agreement and the provisions of the Plan as interpreted by the Company, the provisions of the Plan shall apply. I understand and agree that for a

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period ending forty-five days following the Date of Grant (or, if earlier, the closing of a transaction described in Section 14.1 of the Plan or the occurrence of a Corporate Transaction as defined in Section 14.2 of the Plan) the Company may cancel the Options for any reason, and at any time, without compensation to me. I further acknowledge and agree that in the event that all of the outstanding share capital of the Company is acquired by another legal entity and the acquiring legal entity or its Parent legal entity assumes the Options, I shall have no further rights to purchase Shares of the Company pursuant to such Options and shall instead acquire rights to purchase shares of the acquiring legal entity or its parent legal entity subject to the same terms as the Options, except that the number of Shares subject to the Options and the Exercise Price per Share subject to the Options may be adjusted pursuant to the terms of the agreement for the acquisition of all of the outstanding share capital of the Company. I hereby agree to be bound by any such adjustment.

The Participant confirms his/her express wish that this Agreement be drawn up in the English language. Les parties aux presentes acceptent que la presente entente soit redigee en langue anglaise.



                                       Signature:
                                                  ------------------------------
                                       Date:
                                             -----------------------------------